Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wolverine Tube, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-141815) on Form S-1 of Wolverine Tube, Inc. and subsidiaries of our report dated June 11, 2009, with respect to the consolidated balance sheets of Wolverine Tube, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2008, Annual Report on Form 10-K of Wolverine Tube, Inc.

Our report contains an explanatory paragraph that states that the Company does not currently have additional borrowing capacity and future funding requirements with respect to its liquidity requirements could vary materially from the Company’s current estimates, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

Birmingham, Alabama

June 11, 2009

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